EXHIBIT 107.1

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Vemanti Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Fees Previously Paid	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
	Equity	Common Units each consisting of: (5) (i) One share of common stock, par value $0.001 (3) (ii) One warrant to purchase one share of common stock (3)(7)	Rule 457(o)		$	$
	Equity	Pre-funded Units each consisting of: (i) One pre-funded warrant to purchase one share of common stock(5)(7) (ii) One warrant to purchase one share of common stock(3)(7)	Rule 457(o)		$	$		$
	Equity	Common stock issuable upon exercise of the warrants included as part of the Common Units	Rule 457(g)		$	$		$
	Equity	Common stock issuable upon exercise of the warrants included as part of the Pre-funded Units	Rule 457(g)		$	$		$
	Equity	Placement Agent’s Warrants to purchase shares of common stock and common stock issuable upon exercise thereof (6)(7)	Rule 457(g)
	Total Offering Amount					$10,000,000	$0.0000927		$$927
	Total Fees Previously Paid								$927
	Total Fee Offsets								$-
	Net Fee Due								$0

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(1)

In accordance with Rule 416(a), this Registration Statement also covers an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee under Rule 457(o) of the Securities Act of 1933, as amended (“Securities Act”).
(3)	No fee required pursuant to Rule 457(g).
(4)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.
(5)

The proposed maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the pre-funded warrants offered and sold in the offering (plus the aggregate exercise price of the pre-funded warrants), and as such the proposed aggregate maximum offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $ .

(6)

Represents warrants issuable to the placement agent, or the Placement Agent’s Warrants, to purchase a number of shares of common stock equal to 8.0% of the aggregate number of shares of common stock (or common stock equivalent, if applicable, but shall not include any shares of common stock underlying warrants issued in this offering (other than pre-funded warrants) being offered) with an exercise price equal to 125% of the public offering price of the Common Units. See “Plan of Distribution.”

(7)

Resales of the common stock warrants, the pre-funded warrants and the Placement Agent’s Warrants on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, are registered hereby. Resales of shares of common stock issuable upon exercise of the Placement Agent’s Warrants, the pre-funded warrants and the common stock warrants are also being registered on a delayed or continuous basis hereby.